Exhibit 99.1

August 14, 2023

Fellow shareholders,

I am writing to share my thoughts with you about some exciting AMC news.

On Friday, the Delaware Chancery Court ruled that we can now immediately move to implement the proposals that were approved in the shareholder vote of March 14, 2023.

The proposals (to increase AMC’s authorized common shares and do a reverse 1-for-10 split of the AMC shares, which together will permit the conversion of all outstanding APE units into AMC common shares) were approved by 72% of AMC shares and 91% of APE units that were actually voted in the March shareholder election.

Of those who actually voted, these are very large majorities in favor of our proposed actions. But no large scale vote is ever unanimous. Some of those in the minority continue to this day to be vocal in their opposition, so I want to explain below to all of you -- those who voted yes, those who voted no and those who are still on the fence -- why I think we are on the right path.

First and foremost, AMC should now be able to raise additional equity capital. We can use this access to equity capital to shore up our cash reserves, pay down debt, invest in growth initiatives to strengthen our operating profitability and pursue transformative merger and acquisition opportunities.

When AMC has the capability to raise much needed cash, those rooting or betting against AMC face much more of an uphill climb. And with the convergence of AMC common shares and APE units, we hope and expect to be able to raise equity capital more efficiently and with less dilution than when the APE units were trading separately at a significant discount to AMC common shares.

The steps we will be taking now are shareholder approved and mean the following to AMC:

1. AMC will be more resilient: Were it not for our ability to have raised equity over the past three years, AMC simply would not have survived the pandemic-induced decline in our business. Looking forward, the flexibility to raise equity capital at the appropriate times is an absolutely vital tool for any large company, and AMC is no exception.

2. We eliminate capital raising inefficiencies of APE units trading at a significant discount to AMC shares: Converting APE units to AMC shares results in a single price for all AMC equity. This single price eliminates the unnecessarily higher dilution caused by the lower market price of APE units. For the past full year, for example, to raise cash, AMC could only sell APE units, and they only could be sold at a great discount to AMC shares. With a single equity capital structure, I believe AMC will be able to raise equity capital more efficiently and on better terms in the future.

3. An improved balance sheet should result over time: The simplification of our equity capital structure will enhance our ability to buy back debt or exchange debt for equity, strengthening our balance sheet if we do so.

4. This simplifies ownership in AMC: Consolidating ownership of AMC into one single class for all shareholders makes it easier for investors to track their ownership positions in AMC and eliminates the added complexity that some brokerages have imposed on holding or trading preferred equity securities.

5. We gain a better opportunity to transform AMC: We will be better positioned to invest in growth initiatives including more innovation at our theatres, and optimizing our theatre portfolio by acquiring high performing theatre assets. In addition, these actions make it more likely that we can succeed if we were to pursue attractive shareholder value creation opportunities through diversifying and transforming our business.

Most of you who actually voted back in the March 14 election agreed with us. But to those of you who thought otherwise then, and who still do so now, think hard about this:

●	ON DILUTION: Some of you fear dilution is a mistake no matter what. You are wrong. To the contrary, sometimes raising money is an absolute imperative. Over the past twelve months, for example, AMC raised $418 million of cash through the sale of APE units. As of the most recent June 30 quarter end, AMC had $435 million of cash on hand. Can you imagine how dire our circumstance would have been if we hadn't had the foresight to raise that cash? Companies that run out of money face financial ruin. Just ask Cineworld/Regal shareholders, or ask Bed, Bath and Beyond shareholders. But at AMC at the moment, we have a positive market cap, and we are so much stronger because we raised money along the way.

●	ON THE REVERSE SPLIT: I keep hearing from some of you that with the reverse stock split, we are "stealing" 90% of your shares. If someone takes ten $1 bills from your left hand but puts one $10 bill in your right hand, would you be losing 90% of your money? $10 is $10, whether it is in the form of ten one's or one ten. Yes, with the reverse split the share count reduces, but economically shareholders will hold the same proportion as they do currently. What happens after that reverse split occurs is an unknown. The market price of AMC shares could either go up, stay the same or go down. But that is true right now too. Bad actors can attack us after a reverse split, but they can attack us right now too.

Please see the Current Report on a Form 8-K filing on Monday August 14 with the SEC which details our plans over the next two weeks that will result in the conversion of the APE units and the trading of a single AMC common share class. I urge you to review the information carefully including the expected timeline of events and a list of Frequently Asked Questions (FAQs). That Form 8-K filing will also be found on our Investor Relations page: https://investor.amctheatres.com/financial-performance/sec-filings/default.aspx

The court ruling on Friday marks a significant milestone for AMC, and I would like to express my deepest appreciation for your unwavering support and trust in the AMC leadership team throughout our journey together. That support and the thoughts of our shareholders have been and will continue to be instrumental in shaping the future of our company.

As we move forward, I encourage you to stay engaged with our company, follow our progress, and continue to provide us with your valuable insights. Together, we are building a brighter future for AMC and for its shareholders.

I close with this over-arching thought. Knowing that we can do our best for AMC to smartly raise capital is a terrific relief. And when one sees the recent success of our movie theatres in attracting millions and millions of guests to watch world-class storytelling, it is easy to understand why I am ever so excited about the opportunities for AMC that lie ahead.

Sincerely,

Adam Aron

Chairman and CEO

AMC Entertainment